 Exhibit 99.1

Press Release

iStar Announces Commencement of Tender Offer for 6.00% Senior Notes Due 2022

NEW YORK, December 6, 2019

iStar Inc. (NYSE: STAR) announced today the commencement of a cash tender offer for any and all of its outstanding 6.00% Senior Notes due 2022 (CUSIP No. 45031U BZ3) (the “2022 Notes”), on the terms and subject to the conditions set forth in the Offer to Purchase, dated the date hereof (the “Offer to Purchase”), and the related Notice of Guaranteed Delivery attached to the Offer to Purchase (the “Notice of Guaranteed Delivery”). As of December 6, 2019, there was $375,000,000 aggregate principal amount of 2022 Notes outstanding. The tender offer is referred to herein as the “Offer.” The Offer to Purchase and the Notice of Guaranteed Delivery are referred to herein collectively as the “Offer Documents.”

The tender offer consideration for each $1,000 principal amount of the 2022 Notes accepted for purchase pursuant to the Offer will be $1,032.50 (the “Tender Offer Consideration”). Holders must validly tender (and not validly withdraw) their 2022 Notes or deliver a properly completed and duly executed Notice of Guaranteed Delivery for their 2022 Notes at or before the Expiration Time (as defined below) in order to be eligible to receive the Tender Offer Consideration. In addition, holders whose 2022 Notes are accepted for purchase in the Offer will receive accrued and unpaid interest from the last interest payment date to, but not including, the Payment Date (as defined in the Offer to Purchase). iStar expects the Payment Date to occur on December 17, 2019.

The Offer is scheduled to expire at 5:00 p.m., New York City time, on December 12, 2019, unless extended or earlier terminated by iStar (such time and date, as it may be extended, the “Expiration Time”). The 2022 Notes tendered may be withdrawn at any time at or before the Expiration Time (unless extended by iStar) by following the procedures described in the Offer to Purchase.

iStar's obligation to accept for purchase and to pay for the 2022 Notes validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction or waiver, in iStar's sole discretion, of certain conditions, which are more fully described in the Offer to Purchase, including, among others, iStar's receipt of aggregate gross proceeds (before underwriter’s discounts and commissions and other offering expenses) of at least $500.0 million from an offering of new senior notes (the “New Notes”) on or prior to the Payment Date, on terms satisfactory to iStar. The complete terms and conditions of the Offer are set forth in the Offer Documents. Holders of the 2022 Notes are urged to read the Offer Documents carefully.

1114 Avenue of the Americas

New York, NY 10036

T 212.930.9400

investors@istar.com

iStar has retained D.F. King & Co., Inc., as the tender agent and information agent for the Offer. iStar has retained J.P. Morgan Securities LLC as the dealer manager (the “Dealer Manager”) for the Offer.

Holders who would like additional copies of the Offer Documents may call or email the information agent, D.F. King & Co., Inc. at (212) 269-5550 (banks and brokers), (800) 591-8269 (all others), or istar@dfking.com. Copies of the Offer to Purchase and Notice of Guaranteed Delivery are also available at the following website: www.dfking.com/istar. Questions regarding the terms of the Offer should be directed to J.P. Morgan Securities LLC at (212) 834-2042 (collect) or (866) 834-4666 (toll-free).

Following payment for the 2022 Notes accepted pursuant to the terms of the Offer, iStar intends to redeem all of the 2022 Notes that remain outstanding in accordance with the terms of the indenture under which the Notes were issued. This press release does not constitute a notice of redemption with respect to the 2022 Notes or an obligation to issue a notice of redemption with respect thereto.

None of iStar, the Dealer Manager, D.F. King & Co., Inc., the trustee for the 2022 Notes, or any of their respective affiliates makes any recommendation as to whether holders should tender 2022 Notes in response to the Offer. Each holder of the 2022 Notes must make his, her or its own decision as to whether to tender 2022 Notes and, if so, as to how many 2022 Notes to tender.

This press release shall not constitute an offer to buy or a solicitation of an offer to sell any 2022 Notes. The Offer is being made solely pursuant to the Offer Documents. The Offer is not being made to holders of 2022 Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of iStar by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

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Company Contact:

Jason Fooks, Senior Vice President of Investor Relations & Marketing